Form N-SAR
For the period ended 12/31/98
File No. 811-2773
Attachment Page

Item 77C

(a) The Gateway Trust held a special meeting of shareholders on December 9,1998.

(b) The following directors were elected at this meeting who comprise all the directors now in office:
		James M. Anderson
		Stefen F. Brueckner
		Kenneth A. Drucker
		Beverly J. Fertig
		R.S. (Dick) Harrison
		J. Patrick Rogers
		Walter G. Sall
		William H. Schneebeck
		James E. Schwab

(c) The first two matters voted upon at the meeting were the election of the members of the board of trustees and the ratification of the selection of Arthur Andersen LLP as independent accountants for the Trust.

The next matter voted upon was an amendment to the Trust's Declaration of Trust, which would have required the shareholders of all funds to vote in the aggregate except as otherwise required by law. The results of the voting, in which the matter was not passed, were as follows:
FUND             			  FOR        AGAINST
Gateway Fund                        9,897,747        361,136
Gateway Small Cap Index Fund          867,535         22,490
Cincinnati Fund                       776,828         22,686

The next matter voted upon was an amendment of the Trust's Declaration of Trust that would have permitted the Trustees to make future amendments to the Declaration of Trust without shareholder authorization provided the amendment did not adversely affect the rights of any shareholder. The results of the voting, in which the matter was not passed, were as follows:
FUND                                      FOR        AGAINST
Gateway Fund                        9,070,589        917,439
Gateway Small Cap Index Fund          848,365         43,213
Cincinnati Fund                       735,998         60,606

The next matter voted upon was the approval of a Distribution Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940 for the Gateway Fund only, which if approved, would take effect on January 1,1999. The Distribution Plan was approved, and the results of the voting were as follows:
FUND					  FOR	     AGAINST
Gateway Fund                        9,193,127        753,545

The next matter voted upon was the approval of a new Management Agreement between the Gateway Fund and Gateway Investment Advisers, L.P. which would take effect on January 1, 1999. The Management Agreement was approved, and the results of the voting were as follows:
FUND					  FOR        AGAINST
Gateway Fund                        9,517,052        519,603

Item 77Q1
(e) A management contract dated January 1, 1999 for The Gateway Trust is incorporated by reference to Exhibits to Registrant's Post-Effective Amendment No. 33 (Investment Company Act No. 31) to Registration Statement No. 2-59895 filed with the Securities and Exchange Commission on March 1, 1999.